This contract was a verbal contract  between the Security  Project Manager of U.
S. Satellite and the President of Downstream, doing business as, SSI - Security Solutions Incorporated, that was outlined and confirmed in a letter sent from SSI to the Project Manager of U. S. Satellite. The letter was dated and addressed to the Security Project Manager of U. S. Satellite and read:

         Please have all equipment to be installed in the Osco Drug Stores #1305 in Waukesha, WI shipped to our affiliate in that area:

                           Advanced Technologies, LLC
                              Attn: Mr. Joe Natale
                               7400 Waukegan Road
                                 Niles, IL 60714

         As agreed, SSI, and/or its affiliates, will install a burglar alarm system and a CCTV monitoring system in the aforementioned store for the price of $9975 (nine thousand nine hundred seventy five dollars). It is understood that USSC/American Stores will supply all equipment to be installed and that American Stores will have each store prewired, with all necessary junction boxes and conduit laid prior to our installation of these systems. If for any reason American Stores fails to pre-wire said facilities, SSI, and/or its affiliates, will run the wire, lay the conduit and install the needed boxes for an additional price of $1800 (one thousand eight hundred dollars) per store, for a total price of $11,775 (eleven thousand seven hundred seventy five dollars). SSI shall provide on sight inspection of the store, and USSC/American Stores shall pay SSI the agreed upon amounts for its services within 30 days after the completion of the installation of said systems. Thank you for allowing SSI to be of service.

Warmest Regards,
Barry A. Ellsworth

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